Exhibit 99.1

FOR IMMEDIATE RELEASE: December 6, 2005	PR05-28
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announces the retirement of Mr. Richard T. Phillips and the employment of Mr. David P. Suleski. Richard has been employed by Canyon since July 1991, in positions including those of Controller, Treasurer, Corporate Secretary and most recently as Chief Accounting Officer. Richard, who has over thirty years of accounting experience in the mining industry, brought a wealth of experience to this position.
     Mr. David Suleski has been retained to fill the slot of Vice President and Chief Accounting Officer with responsibility for the accounting, administrative, treasury and corporate secretarial functions of the Company. David has a BBA in Accounting from the University of Wisconsin — Whitewater and received his CPA in 1987. He started his career in public accounting with Arthur Young & Company and Coopers & Lybrand, followed by eight years of experience with Cyprus Amax Mineral Company in positions including Financial Analyst, Administrative Supervisor for the Pinos Altos copper/zinc mine in New Mexico, Supervisor of Metallurgical Accounting at the Miami Smelter, in Arizona and Coordinator of External and Internal Reporting for the Corporation. Subsequently, he has held positions including Division Controller for Pulte Mortgage, Corporate Controller for Apex Silver Mines Corporation and Associate Banker for NM Rothschild & Sons (Denver) Incorporated. Most recently David was Assistant Controller and Treasurer for Golden Star Resources. David brings a strong experience base in accounting and corporate compliance to the Company. “We are sorry to see Richard leave the company after 15 years of dedicated service and wish him the best in his retirement. At the same time, we are happy to have found a candidate of David’s qualifications to fill his position. We welcome him on board,” states James Hesketh, President & CEO.
About Canyon Resources
     Canyon Resources, based in Golden, Colorado, was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon currently owns the Briggs Mine in California and is currently evaluating the re-start of that operation. Canyon is also evaluating the potential development of the Reward Gold Project in Nevada.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464